Exhibit 99.1

News Release	Contact: Bruce Russell/RCG
310-559-4955x101
brucerussell@ruscom.com

Cyanotech Receives Extension from Nasdaq to File Its Late Reports and Restatements

KAILUA KONA, Hawaii (December 20, 2006) – Cyanotech Corporation (Nasdaq: CYAN) received a determination letter from the Nasdaq Listing Qualifications Panel dated December 18, 2006.

In its determination letter, the Panel decided that the Company should be granted an exception, until February 20, 2007, within which to remedy its late filings of Form 10-Q for the quarter ended June 30, 2006, Form 10-Q for the quarter ended September 30, 2006, and any required restatements. The Panel’s determination represents the full extent of the Panel’s authority to grant an exception pursuant to Marketplace Rule 4002(b).  The late filings and required restatements are due to the Company’s previously announced and currently ongoing review of an historic inventory accounting issue.

In its letter the Panel said “The Company internally identified an accounting issue that required resolution and appears to be taking appropriate action to address it … The accounting issues causing the delay do not appear to involve any intentional misconduct or impropriety.  The Company has indicated a willingness to make needed enhancements to internal controls, and is actively engaged in meeting Section 404 SOX compliance….”

“Accordingly, the Panel determined to continue the listing of the Company’s shares on The Nasdaq Stock Market, subject to the following conditions:

“On or before February 20, 2007, the Company shall file its late Form 10-Q for the quarter ended June 30, 2006, its Form 10-Q for the quarter ended September 30, 2006, and any required restatements….” Other conditions stated in the letter require that “the Company must be able to demonstrate compliance with all Nasdaq continued listing requirements.”

The Company also expects to file Form 10-Q for the period ended December 31, 2006 on or before its February 14, 2007 due date.

The Company expects to be able to comply with Nasdaq continued listing requirements.  However, as the Company has stated previously, the ongoing review process and the ability of the Company to meet either the February 14, 2007 due date or the February 20, 2007 deadline is subject to the requirements of the Company’s independent registered public accountants.

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73-4460 Queen Kaahumanu Highway, #102  -  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  - www.cyanotech.com